EXHIBIT 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 29, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Fourth Quarter and Year End 2011 Results

HOUSTON, TX – (February 29, 2011) Cal Dive International, Inc. (NYSE:DVR) reported a net loss for fiscal 2011 of $66.9 million, or $.73 per diluted share.  This compares to a net loss of $315.8 million, or $3.47 per diluted share for fiscal 2010.  The 2011 net loss includes $30.4 million ($.33 per diluted share) of after-tax non-cash impairment charges related to fixed assets while the 2010 net loss included $302.5 million ($3.32 per diluted share) in non-cash after-tax impairment charges related to fixed assets and goodwill.  Excluding the impairment charges, the Company recorded a net loss of $36.5 million, or $.40 per diluted share, for 2011 compared to a net loss of $13.3 million, or $.15 per diluted share, in 2010.  The increase in net loss excluding the impairment charges is primarily due to a reduced level of activity in the Gulf of Mexico in 2011 following a temporary period of elevated activity in 2010 related to cleanup efforts for the oil spill that resulted from the Macondo well blowout.  Partially offsetting this decline was increased diving related work in Australia and reduced overhead costs as the result of the Company’s cost reduction efforts.

Cal Dive also reported a fourth quarter 2011 net loss of $8.8 million, or $.10 per diluted share, compared to a net loss of $2.4 million, or $.03 per diluted share, for the fourth quarter 2010.  The fourth quarter 2011 net loss includes a $1.6 million ($.02 per diluted share) after-tax non-cash impairment charge relating to an asset the Company has for sale. Aside from the impairment charge, the increased net loss for the 2011 fourth quarter is the result of lower utilization across most domestic assets compared to the same period in 2010 primarily due to harsher weather conditions in the Gulf of Mexico during December 2011, the regulatory drydock in the fourth quarter of 2011 of the Company’s most profitable asset, the DP saturation diving vessel Uncle John and higher activity in the 2010 fourth quarter from a large construction project in the Bahamas that did not re-occur in the fourth quarter 2011.  Partially offsetting these decreases was increased activity in Australia and lower overhead costs.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “Despite harsher than expected weather conditions in the Gulf of Mexico, our fourth quarter financial results were in line with our expectations at a level between the second and third quarters of this year.  We were also very pleased with our free cash flow generated during the fourth quarter and resulting liquidity at year end. We were able to decrease our overall net debt position by over $40 million from the end of the third quarter and we had no outstanding borrowings under our revolver at year end.

2011 was an extremely challenging year as we felt the full impact of the lack of drilling in 2010 in the Gulf of Mexico coupled with the delays in the permitting process our customers faced as a result of the Macondo well blowout in 2010.  The good news is that the permitting and drilling levels did improve over the course of 2011, from which we expect to benefit in 2012 and beyond.  We expect new construction activity to continue to improve in the Gulf of Mexico.  In addition, we look forward to performing light well intervention work in 2012 with the Uncle John, our most profitable asset, in deeper water as this is part of our long term strategy.  Internationally, we expect a very active year in Mexico and continued strong demand for our services in Australia. We also expect to benefit in 2012 both domestically and internationally from our significant cost reduction initiatives implemented in 2011.

While we hope for meaningful improvement for the full year 2012, during the first quarter the winter weather conditions in the Gulf of Mexico limit our opportunities to perform projects.  In addition, three of our most profitable assets, the Uncle John, Atlantic and Kestrel, will be in dry dock during the quarter and we will not have a reoccurrence of a large construction project such as the one we had in the Bahamas during the first quarter of 2011.  Our cost savings initiatives and an active first quarter in Australia should help to partially offset this.  Based on these factors, we expect the first quarter financial results to be at a level less profitable than the first quarter of 2011.  We expect to begin to see improvement in our financial results for 2012 starting in the second quarter.”

Financial Highlights

•
Backlog:  Contracted backlog was $178 million as of December 31, 2011 compared to backlog of $221 million at September 30, 2011 and $191 million at December 31, 2010.  Despite the improved outlook for the offshore market in the Gulf of Mexico, the backlog was less at December 31, 2011 than the backlog at prior year end primarily due to the remaining work on the large construction project in the Bahamas that was included in the prior year end backlog and completed during the first quarter of 2011, and the fact that the Company’s three most profitable assets in the Gulf of Mexico will be in dry dock during the majority of the first quarter of 2012.

•
Revenues:  Fiscal year 2011 revenues decreased by $56.7 million to $479.8 million as compared to fiscal year 2010, while fourth quarter 2011 revenues decreased by $33.6 million to $127.4 million as compared to the fourth quarter of 2010.  The annual decrease is primarily due to the reduced activity levels in the U.S. Gulf of Mexico offset by increased activity in Australia.  The decrease in the fourth quarter is primarily due to lower utilization across most domestic assets during the fourth quarter of 2011 as a result of harsher weather conditions in the Gulf of Mexico, the regulatory dry docking of the DP saturation diving vessel Uncle John in the fourth quarter of 2011 and higher activity in the fourth quarter of 2010 from a large construction project in the Bahamas that did not recur in the fourth quarter of 2011.  Partially offsetting these decreases were increased revenues in Australia.

•
Gross Profit: Fiscal year 2011 gross profit decreased by $48.2 million to $14.3 million as compared to fiscal year 2010, while fourth quarter 2011 gross profit decreased by $15.9 million to $7.8 million as compared to the fourth quarter of 2010. The annual and quarterly decreases are primarily due to the same reasons as the revenue decreases discussed above.

•
SG&A: Fiscal year 2011 SG&A decreased by $1.0 million to $59.2 million as compared to fiscal year 2010, while fourth quarter 2011 SG&A decreased by $2.0 million to $12.9 million as compared to the fourth quarter of 2010.  The annual and quarterly decreases are primarily due to lower incentive compensation and various cost reduction measures implemented by the Company in response to the current level of business activity.  Partially offsetting the annual decrease are severance related costs incurred during the first nine months of 2011.  As a percentage of revenue, SG&A was 12% for the full year 2011 compared to 11% for 2010.

•
Net Interest Expense: Fiscal year 2011 net interest expense increased by $.2 million to $9.2 million as compared to fiscal year 2010, while fourth quarter 2011 net interest expense increased by $.6 million to $2.8 million as compared to the fourth quarter 2010, primarily due to higher outstanding borrowings under the revolving credit facility during the fourth quarter of 2011 compared to the fourth quarter of 2010.

•
Income Tax Expense: The effective tax benefit rate for the year 2011 was 22.9% compared to 1.7% for 2010, while the effective tax rate for the fourth quarter of 2011 was 9.5% compared to 137.8% for the fourth quarter of 2010.  The increase in the annual tax benefit rate was primarily due to the non-recurring goodwill impairment charge recorded in 2010 that had a minimal tax benefit.  The change in the effective tax rate for the fourth quarter is primarily due to a non-cash valuation allowance recorded in the fourth quarter of 2010 due to the uncertainty of the future tax benefit related to certain foreign net operating losses.  Since the Company reported pre-tax income for the fourth quarter of 2010 versus a pre-tax loss in the fourth quarter of 2011, the valuation allowance increased the effective tax rate thereby increasing the tax expense in the fourth quarter of 2010.

•
Balance Sheet:  Total debt was $150.0 million under a term loan, and cash and cash equivalents were $15.6 million, for a net debt position of $134.4 million as of December 31, 2011, compared to net debt positions of $177.8 million at September 30, 2011 and $140.8 million at December 31, 2010.  As of December 31, 2011, the Company had no borrowings outstanding under its $150.0 million revolving credit facility.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on March 1, 2012.  The teleconference dial-in numbers are:  (866) 202-3109 (domestic), (617) 213-8844 (international), passcode 42603363. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, itense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenues	$127,434	$161,040	$479,811	$536,468
Cost of sales	119,646	137,367	465,545	474,026
Gross profit	7,788	23,673	14,266	62,442
Goodwill impairment	-	-	-	292,469
Fixed asset impairment	1,561	91	38,199	23,242
Selling and administrative expenses	12,907	14,878	59,181	60,138
Gain (loss) on sale of assets	(68)	12	3,670	1,325
Provision for (recovery of) doubtful accounts	-	-	(2,240)	(167)
Income (loss) from operations	(6,748)	8,716	(77,204)	(311,915)
Interest expense, net	2,815	2,225	9,227	9,060
Other expense, net	127	193	337	317
Income (loss) before income taxes	(9,690)	6,298	(86,768)	(321,292)
Income tax expense (benefit)	(919)	8,680	(19,871)	(5,443)
Net loss	$(8,771)	$(2,382)	$(66,897)	$(315,849)

Earnings (loss) per common share:
Basic earnings (loss) per share	$(0.10)	$(0.03)	$(0.73)	$(3.47)
Diluted earnings (loss) per share	$(0.10)	$(0.03)	$(0.73)	$(3.47)

Weighted average shares outstanding:
Basic	91,785	91,130	91,742	91,067
Diluted	91,785	91,130	91,742	91,067

Other financial data:
Depreciation and amortization	15,524	17,008	66,692	68,961
Non-cash stock compensation expense	2,400	2,061	9,563	7,427
EBITDA	12,610	27,683	36,913	79,867

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
ASSETS	2011	2010
	(unaudited)
Current assets:
Cash and cash equivalents	$15,598	$24,576
Accounts receivable -
Trade, net of allowance for uncollectable accounts	67,000	86,239
Contracts in progress	41,420	26,829
Income tax receivable	24,432	2,182
Deferred income taxes	-	3,425
Other current assets	32,482	17,439
Total current assets	180,932	160,690

Property and equipment	752,994	799,757
Less - Accumulated depreciation	(256,223)	(231,966)
Net property and equipment	496,771	567,791

Other assets:
Deferred drydock costs	15,770	14,602
Other assets, net	11,467	9,218
Total assets	$704,940	$752,301

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$78,277	$58,685
Advanced billings on contracts	10,683	5
Current maturities of long-term debt	6,000	59,328
Income tax payable	2,955	4,462
Deferred income taxes	3,269	-
Accrued liabilities	19,868	23,276
Total current liabilities	121,052	145,756

Long-term debt	144,000	106,008
Deferred income taxes	104,667	109,434
Other long term liabilities	5,580	3,392
Total liabilities	375,299	364,590

Stockholders' equity	329,641	387,711
Total liabilities and stockholders' equity	$704,940	$752,301

Calculation of Earnings (Loss) Per Share
(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock.  The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents.  The components of basic and diluted EPS for common shares for quarters and years ended December 31, 2011 and 2010 were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Numerator:
Net loss	$(8,771)	$(2,382)	$(66,897)	$(315,849)
Less: Net loss allocated to unvested restricted stock (1)	-	-	-	-
Net loss attributable to common shares	$(8,771)	$(2,382)	$(66,897)	$(315,849)

Denominator:
Basic weighted average shares outstanding	91,785	91,130	91,742	91,067
Dilutive share-based employee compensation plan (1)	-	-	-	-
Diluted weighted average shares outstanding	91,785	91,130	91,742	91,067

Earnings (loss) per share:
Total basic	$(0.10)	$(0.03)	$(0.73)	$(3.47)
Total diluted	$(0.10)	$(0.03)	$(0.73)	$(3.47)

(1) No losses were allocated to unvested restricted shares outstanding in the computation of diluted earnings per share, because to do so would be anti-dilutive.

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended December 31, 2011 and 2010
(in thousands)

    In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

    We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA in communications with lenders, rating agencies and others, concerning our financial performance.

    The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
EBITDA	$12,610	$27,683	$36,913	$79,867
Less: Depreciation & Amortization	15,524	17,008	66,692	68,961
Less: Non-Cash Stock Compensation Expense	2,400	2,061	9,563	7,427
Less: Net Interest Expense	2,815	2,225	9,227	9,060
Less: Income Tax Expense (Benefit)	(919)	8,680	(19,871)	(5,443)
Less: Non-Cash Goodwill Impairment Charge	-	-	-	292,469
Less: Non-Cash Impairment Charge	1,561	91	38,199	23,242
Net Loss	$(8,771)	$(2,382)	$(66,897)	$(315,849)

	December 31,
	2011
Total Debt	$150,000
Less: Cash	(15,598)
Net Debt	$134,402